1. Name and Address of Reporting Person
   Gum, Mary
   199 Benson Road
   Middlebury, CT 06749
   USA
2. Issuer Name and Ticker or Trading Symbol
   Crompton Corporation
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   02/07/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Executive V.P. - OSI
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    02/07/2003            A         36914       A   $5.7000    71254          D
                                                      <F1>

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
NQ Stock    $6.38                                                     02/20/2013 Common                      43654   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $7.25                                                     11/21/2012 Common                      21207   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $7.92                                                     11/22/2011 Common                      47374   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $8.1562                                                   11/30/2010 Common                      75000   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $8.343                                                    11/19/2009 Common                      164045  D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $6.38                                                     01/21/2013 Common                      31346   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $7.25                                                     10/22/2012 Common                      13793   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $7.92                                                     10/23/2011 Common                      12626   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $8.3437                                                   10/19/2009 Common                      35955   D
Option                                                                           Stock
(Right to
Buy)

Explanation of Responses:

<F1>
14,248 shares represent the Retention Award shares earned from the 2001-2002
LTIP.

22,666 shares represent the third distribution of the Merger Synergy
Award.

SIGNATURE OF REPORTING PERSON
/s/ Mary Gum

DATE
02/10/2003